EX-99.h.1.ii

AMENDED AND RESTATED
EXHIBIT 1 TO
AMENDED AND RESTATED
MUTUAL FUND SERVICES AGREEMENT

The Amended and Restated Mutual Fund Services Agreement dated December 15, 2007 between OPTIMUM FUND TRUST and DELAWARE SERVICE COMPANY, INC. shall apply to the following series:

Optimum Large Cap Growth Fund	Optimum Large Cap Value Fund
Optimum Small-Mid Cap Growth Fund	Optimum Small-Mid Cap Value Fund
Optimum International Fund	Optimum Fixed Income Fund

I. Administrative Services
For all Administrative Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Administrative Services Fee
(as a percentage of each Fund’s average daily net assets)
0.12%	of assets up to $500 million
0.095%	of assets from $500 million to $1 billion
0.07%	of assets over $1 billion

Administrative Services: Out-of-Pocket Expenses
     Out-of-pocket expenses include, but are not limited to, the following: postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company’s employees, trade association dues, and other expenses properly payable by the Funds.

II. Transfer Agency Services
For all Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

Transfer Agency Services Annual Account Fee
(as a percentage of average daily net assets)
0.20%, subject to a minimum fee of $2,000 per class
per Fund each month

The Investment Company will also bear and pay directly its allocable portion of expenses related to Transfer Agency Services provided by BNY Mellon Investment Servicing (US) Inc.

Transfer Agency Services: Out-of-Pocket Expenses
     Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

III. Payment
Payment is due thirty days after the date of the invoice.

AGREED AND ACCEPTED:
As of January 1, 2014

OPTIMUM FUND TRUST,	DELAWARE SERVICE COMPANY, INC.
On behalf of each of its series

By:	/s/ RICHARD SALUS	By:	/s/ DANIEL V. GEATENS
Name: Richard Salus		Name: Daniel V. Geatens
Title: Senior Vice President		Title: Vice President